Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (the “Amendment”) is made as of this 23rd day of October, 2026 (the “Amendment Effective Date”) by and between OpenWorld, Inc. (the “Company”), and Gerard Hernandez (the “Executive”).

Whereas, the Company and the Executive entered into that certain Employment Agreement on September 30, 2026 (the “Agreement”); and

Whereas, the Company and the Executive are entering into this Amendment for the purposes of amending certain provisions of the Agreement.

Now therefore, in consideration of the foregoing and mutual covenants hereinafter contained, the Company and the Executive agree as follows:

1.	The Position of “Chief Accounting Officer” in the “Employment Agreement Terms Schedule” of the Agreement shall be deleted and replaced with the Position of “Chief Financial Officer”.

The Company and the Executive both acknowledge and agree that this change in job title and duties, including any future modification of the job duties consistent with Section 3 of the Agreement, does not constitute Good Reason, as this term is defined in the Agreement.

2.	All other provisions of the Agreement shall remain unchanged.

3.	This Amendment shall become effective upon the Amendment Effective Date.

In Witness Whereof, the Executive and the Company have executed this Amendment to Employment Agreement, as conclusive evidence of their acceptance of the terms and conditions of this Amendment to Employment Agreement.

OpenWorld, Inc.
	/s/ Matthew Shaw	/s/ Gerard Hernandez
By:	Matthew Shaw, CEO	Gerard Hernandez

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